Exhibit 5.1

November 15, 2011

The Clorox Company
1221 Broadway
Oakland, CA 94612

Re:	The Clorox Company, Registration Statement on
Form S-3 (Registration No. 333-177931)

Ladies and Gentlemen:

     We have acted as counsel to The Clorox Company, a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of $300,000,000 aggregate principal amount of its 3.80% Senior Notes due 2021 (the “Notes”) pursuant to the Underwriting Agreement dated November 14, 2011 (the “Underwriting Agreement”) by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Company of the Preliminary Prospectus Supplement dated November 14, 2011 (the “Preliminary Prospectus Supplement”) and the Final Prospectus Supplement dated November 14, 2011 (the “Final Prospectus Supplement”) relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Final Term Sheet dated November 14, 2011 (the “Term Sheet”) relating to the Notes with the SEC as a free writing prospectus. The Underwriting Agreement will be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K that will also include this opinion letter.

     In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also examined and relied upon the Indenture dated as of October 9, 2007 between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of November 9, 2009, which designates Wells Fargo Bank, National Association, as a trustee, the Second Supplemental Indenture dated as of November 9, 2009 between the Company and Wells Fargo Bank, National Association, as trustee, and the form of the Third Supplemental Indenture to be dated November 17, 2011 between the Company and Wells Fargo Bank, National Association, as trustee (as so supplemented, the “Indenture”), certificates or statements of public officials, certificates of officers of the Company and copies of such other documents, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

The Clorox Company
November 15, 2011

     We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

     We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the Trustee of the Indenture, the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

     Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP